Exhibit 99.1
NEWS BULLETIN
RE: CLAIRE’S STORES, INC.
2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192
CLAIRE’S STORES, INC. ANNOUNCES SELECTED PRELIMINARY, UNAUDITED FISCAL 2010
FOURTH QUARTER AND FULL YEAR RESULTS
CHICAGO, Illinois, February 11, 2011. Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable accessories and jewelry at affordable prices for young women, teens, tweens and girls ages 3 to 27, today announced selected preliminary, unaudited financial results for the 2010 fourth quarter and the fiscal year, which ended January 29, 2011.
The financial results discussed in this press release regarding selected fiscal 2010 fourth quarter results are unaudited and should be considered preliminary and subject to change. The Company does not currently expect to update this information prior to the release of its fourth quarter and fiscal 2010 financial results. The Company expects to hold its regular quarterly conference call after those results are released. The Company plans to file its 2010 Annual Report on Form 10-K on or before the due date of April 29, 2011.
Fourth Quarter Results
The Company expects to report net sales of $422 million for the 2010 fourth quarter, an increase of $11 million, or 2.7%, compared to the 2009 fourth quarter. The increase was attributable to an increase in same store sales and new store sales, partially offset by foreign currency translation effect of our foreign locations’ sales, closed stores and decreases in shipments to franchisees. Net sales would have increased 4.5% excluding the impact from foreign currency rate changes.
Consolidated same store sales increased 3.2% in the 2010 fourth quarter. In North America, same store sales increased 4.7% in the 2010 fourth quarter. In Europe, same store sales increased 0.6% in the 2010 fourth quarter. We compute same store sales on a local currency basis, which eliminates any impact from changes in foreign exchange rates.
Adjusted EBITDA in the 2010 fourth quarter is expected to be between $96 million and $98 million, compared to $93.4 million in the 2009 fourth quarter. The Company defines Adjusted EBITDA as earnings before interest, income taxes, gain from early debt extinguishment, depreciation and amortization, excluding the impact of transaction-related costs incurred in connection with its May 2007 acquisition and other non-recurring or non-cash expenses, and normalizing occupancy costs for certain rent-related adjustments. We expect to report operating income for the 2010 fourth quarter in the range of $73 million to $75 million. A reconciliation of operating income to Adjusted EBITDA is attached.
Fiscal 2010 Results
The Company expects to report net sales of $1,426 million for fiscal 2010, an increase of $84 million, or 6.3%, compared to Fiscal 2009. Consolidated same store sales increased 6.5% in Fiscal 2010. In North America, same store sales increased 7.8% in Fiscal 2010 while Europe same store sales increased 4.3%.
Adjusted EBITDA in fiscal 2010 is expected to be between $263 million and $265 million, compared to $233.9 million in fiscal 2009. We expect to report operating income for fiscal 2010 in the range of $176 million to $178 million. A reconciliation of operating income to Adjusted EBITDA is attached. In addition, during fiscal 2010, the Company paid $80 million to retire $14 million of Senior Notes, $57 million of Senior Toggle Notes and $23 million of Senior Subordinated Notes.

Other Data (dollars in thousands)

January 29, 2011
Total debt:
Note payable to banks due 2012 (a)	$57,703
Senior secured revolving credit facility due 2013	194,000
Senior secured term loan facility due 2014	1,399,250
Senior notes due 2015	236,000
Senior toggle notes due 2015	360,431
Senior subordinated notes due 2017	259,612
Obligations under capital leases	17,290

Total debt	$2,524,286

Cash and cash equivalents	$255,902
Restricted cash	23,864

Total cash	$279,766

Inventory	$136,148
Working capital	$193,718
Capital expenditures (b)	$50,671
Cash interest paid	$108,923

Fiscal 2010
Change in average transaction value:
Consolidated	6.7%
North America	5.8%
Europe	7.8%

Change in average number of transactions per store:
Consolidated	0.9%
North America	2.9%
Europe	(2.4)%

Average selling price	$5.91
Average transaction value	$14.38

Accessories penetration	54.5%
Gross profit percentage (based on midpoint of range)	52.0%

(a)	During the fourth quarter of Fiscal 2010, the Company executed a Euro denominated loan that is due January 2012.

(b)	In Fiscal 2011, we currently expect to incur approximately $75.0 million of capital expenditures to open new stores, remodel existing stores and to improve technology systems.
Adjusted EBITDA
EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP, are not intended to represent cash flow from operations under U.S. GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Management uses Adjusted EBITDA as an important tool to assess our operating performance. Management considers Adjusted EBITDA to be a useful measure in highlighting trends in our business and in analyzing the profitability of similar enterprises. Management believes that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA provides useful information to potential investors and analysts because it provides insight into management’s evaluation of our results of operations. Our calculation of Adjusted EBITDA may not be consistent with “EBITDA” for the purpose of the covenants in the agreements governing our indebtedness.
While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Management believes that these measures provide useful information to investors.
Company Overview
Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable accessories and jewelry at affordable prices for young women, teens, tweens and girls ages 3 to 27. The Company operates through its two store concepts: Claire’s® and Icing®, while the latter operates only in North America, Claire’s operates worldwide. As of January 29, 2011, Claire’s Stores, Inc. operated 2,981 stores in North America and Europe. The Company also franchised or licensed 395 stores in Japan, the Middle East, Turkey, Russia, South Africa, Greece, Guatemala, Malta and Ukraine. More information regarding Claire’s Stores is available on the Company’s corporate website at http://www.clairestores.com.
Preliminary Nature of Results
We have not yet finalized our financial results for our 2010 fourth quarter or fiscal year ended January 29, 2011. The preliminary estimated financial results described herein are unaudited and subject to revision pending the completion of the accounting and financial reporting processes necessary to complete our financial closing procedures and financial statements for our 2010 fourth quarter and fiscal year ended January 29, 2011. The foregoing preliminary estimates of our financial results were prepared by management. Management believes that such preliminary estimates have been prepared on a reasonable basis, and such preliminary estimates are based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business fluctuations, economic conditions and competitive uncertainties and contingencies, many of which are beyond our control, and represent, to the best of management’s knowledge, our expected results. However, because this information is preliminary and highly subjective, it should not be relied on as indicative of our future actual results. We do not intend to update or otherwise revise the preliminary estimates to reflect future events.
Forward-looking Statements:
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; our level of indebtedness; general economic conditions; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; significant increases in our merchandise markdowns; inability to grow our store base in Europe or expand our international franchising operations; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our merchandise, particularly regulations relating to the content in our merchandise, general employment laws, including laws relating to overtime pay and employee benefits, health care laws, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC on April 13, 2010. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.
Contact Information:
J. Per Brodin, Executive Vice President and Chief Financial Officer
Phone: (954) 433-3900, Fax: (954) 442-3999 or E-mail, investor.relations@claires.com
CLAIRE’S STORES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA
(UNAUDITED)
(In Millions)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Operating income (a)	$73 — 75	$70.7	$176 — 178	$145.2
Depreciation and amortization	17	17.3	65	71.5

Reported EBITDA	90 — 92	88.0	241 — 243	216.7
— stock compensation, book to cash rent, intangible amortization (b)	3	2.9	10	10.4
— management fee, consulting, joint venture investment (c)	1	2.2	6	5.2
— other (d)	2	0.3	6	1.6

Adjusted EBITDA	$96 — 98	$93.4	$263 — 265	$233.9

a)	Operating income excludes the effect of any impairment charges.

b)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations and non-cash amortization of lease rights.

c)	Includes: the management fee paid to Apollo Management and Tri-Artisan Capital Partners, non-recurring consulting expenses and non-cash equity loss from our former 50:50 joint venture (effective September 2, 2010, the Company had no ownership in this joint venture).

d)	Includes: non-cash losses on property and equipment primarily associated with the sale of our North American distribution center/office building, remodels, relocations and closures; the gain on sale of lease rights upon exiting certain European locations; costs, including third party charges and compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and revaluations of U.S. dollar denominated cash accounts of our foreign entities; and severance and transaction related costs, Pan European Transformation costs and Cost Savings Initiative costs.

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